EXHIBIT 99

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Calls for Redemption of Senior Secured Notes Due 2007

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., January 28, 2004 — Komag, Incorporated (“Komag”) is calling today for the partial redemption on February 12, 2004 of $72,000,000 principal amount of its Senior Secured Notes Due 2007 (the “Notes”). The CUSIP numbers for the Notes being called for redemption on February 12, 2004 are 500453 AA 3, 500453 AB 1 and 500453 AC 9. The Notes to be redeemed will be selected in accordance with the applicable procedures of The Depository Trust Company and the indenture under which the Notes were issued. Payments will be applied to the Notes in accordance with the indenture under which the Notes were issued. The portion of the Notes called for redemption will be automatically redeemed in part on February 12, 2004, and no further interest will accrue on the principal amount so redeemed.

In addition, Komag is calling today for the full redemption on February 27, 2004 of the remaining Notes not redeemed on February 12, 2004. The CUSIP numbers for the Notes being called for redemption on February 27, 2004 are 500453 AA 3 and 500453 AB 1. The Notes will be automatically redeemed in full on February 27, 2004, and no further interest will accrue.

A Notice of Redemption for each redemption is being mailed to all registered holders of the Notes. Copies of the Notice of Redemption may be obtained from The Bank of New York, the Paying Agent, by calling Michael Pitfick at (212) 815-3036. The address of The Bank of New York is 101 Barclay Street, 21W, New York, NY 10286.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.